Exhibit 99.1

For Immediate Release		Corporate Headquarters 40W267 Keslinger Road PO Box 393
For Details Contact:		LaFox, IL 60147-0393
Edward J. Richardson	Kathleen S. Dvorak	USA
Chairman and CEO	EVP & CFO	Phone: (630) 208-2200
Phone: (630) 208-2340	(630) 208-2208	Fax: (630) 208-2550
E-mail: info@rell.com

Richardson Declares Cash Dividend for its Fourth Quarter

LaFox, IL, July 28, 2008: Richardson Electronics, Ltd. (NASDAQ: RELL) announced that on July 22, 2008, its Board of Directors voted to declare a $0.02 cash dividend per share to all holders of common stock and a $0.018 cash dividend per share to all holders of Class B common stock. The dividend will be payable on August 8, 2008, to all common stockholders of record on July 28, 2008. The Company currently has 14,864,561 outstanding shares of common stock and 3,048,258 outstanding shares of Class B common stock.

About Richardson Electronics

Richardson Electronics, Ltd. is a global provider of “Engineered Solutions,” serving the RF, Wireless & Power Conversion; Electron Device; and Display Systems markets. The Company delivers engineered solutions for its customers’ needs through product manufacturing, systems integration, prototype design and manufacture, testing and logistics. Press announcements and other information about Richardson are available at www.rell.com.

Richardson Electronics common stock trades on the NASDAQ Global Market under the ticker symbol RELL.